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                                                                    EXHIBIT 12.2

                          MIAMI AIRCRAFT SUPPORT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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

                                                                                    Period January 1,
                                                                                      1999 through
                                                 Year Ended December 31,             August 12, 1999
                                     --------------------------------------------   -----------------

                                       1995        1996        1997         1998

Earnings:                                   (In thousands)
    Earnings (loss) from
      continuing operations
      before income taxes and
      extraordinary loss             $ 2,618     $ 2,511     $ 3,001     $ 4,980           $ 2,105


Add:  Total fixed charges (per
      below)                           1,778       1,572       2,107       2,442             1,371


Less: Interest capitalized                 0           0           0           0                 0
                                     -------     -------     -------     -------           -------
         Total earnings              $ 4,396     $ 4,083     $ 5,108     $ 7,422           $ 3,476
                                     =======     =======     =======     =======           =======


Fixed charges:
      Interest                       $   559     $   621     $   516     $   563           $   316


      Portion of rental expenses
       representative of the
       interest factor                 1,219         951       1,591       1,879             1,055


      Amortization of debt
       expense                             0           0           0           0                 0
                                     -------     -------     -------     -------           -------
         Total fixed charges         $ 1,778     $ 1,572     $ 2,107     $ 2,442           $ 1,371
                                     =======     =======     =======     =======           =======


Ratio of earnings to fixed
 charges                                 2.5x        2.6x        2.4x        3.0x              2.5x
                                     =======     =======     =======     =======           =======
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